I-WEB MEDIA, INC.
                                2629 Regent Road
                            Carlsbad Jolla, CA 92010

August 11, 2010

Courtney Haseley, Esq.
Division of Corporate Finance
U.S. Securities & Exchange Commission
Washington, DC  20549

     Re: I-Web Media, Inc.
         Form 10-12G
         Filed June 17, 2010
         File No. 000-54012

Dear Ms. Haseley:

In response to your letter dated July 14, 2010, I-Web Media, Inc. (the "Company") hereby acknowledges that:

     * The Company is responsible for the adequacy and accuracy of the disclosure in our filing;

     * Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

     * The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Yours truly,


/s/ Kenneth S. Barton
---------------------------------
Kenneth S. Barton
President, CEO and Director


/s/ Anthony R. Turnbull
---------------------------------
Anthony R. Turnbull
Secretary, CFO and Director